Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of GeoResources, Inc., and that this Agreement be included as an Exhibit to such statement.

This Joint Filing Agreement may be executed at different times and in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one and the same instrument.

IN WITNESS WHEREFORE, the undersigned hereby execute this Agreement effective as of the date set forth below:

Date:  April 25, 2007

VLASIC FAL, L.P.

By:  VL Energy L.L.C.

By:

/s/ Frank A. Lodzinski

Frank A. Lodzinski, President

By:

/s/ Frank A. Lodzinski

Frank A. Lodzinski, personally

By:

/s/ Michael A. Vlasic

Michael A. Vlasic, personally